Exhibit 99

SP Plus Corporation Announces First Quarter 2016 Results

First quarter performance largely in-line with expectations;
 Strong cost management drives lower G&A; Significant increase in free cash flow; Company affirms full-year 2016 guidance

CHICAGO, May 03, 2016 (GLOBE NEWSWIRE) -- SP Plus Corporation (Nasdaq:SP), a leading national provider of parking, ground transportation and related products and services to commercial, institutional and municipal clients throughout North America, today announced its results for the first quarter 2016.

G Marc Baumann, President and Chief Executive Officer, stated, “Our first quarter results were largely in line with our expectations.  A major driver of the year-over-year decline in adjusted gross profit was the comparison against favorable adjustments to casualty loss reserves and health benefit claims costs in the first quarter of 2015 that we did not expect to reoccur.  On the G&A side, our continued focus on controlling costs allowed us to improve adjusted G&A significantly year-over-year.  We’re pleased that first quarter 2016 adjusted free cash flow was significantly higher than last year.”

Mr. Baumann continued, “Our urban and airport markets saw varied results for the quarter, however our overall results were in line with our internal plan, and we’re particularly encouraged by the turnaround in New York where quarterly gross profit improved both year-over-year and sequentially.

“New business activity is running ahead of last year’s record pace.  We’re excited about our entry into the Las Vegas market with our kick-off of parking operations at twelve MGM Resorts hotels, as well as our addition of several other new locations throughout the country.  I’m also pleased that location retention improved to 90% for the period ended March 31, 2016, up from 89% for the same period last year.”

Mr. Baumann concluded, “Looking ahead, we still expect to achieve adjusted EBITDA, adjusted EPS and adjusted free cash flow in line with the guidance we gave at the end of February.  As we’ve commented on previously, our business is subject to some seasonality and as a result the first calendar quarter is generally our weakest quarter.  In addition, fluctuations in the timing and magnitude of casualty reserve adjustments and the volatility of health benefit claim costs can also impact quarterly performance.”

Financial Summary

In millions except per share	Three Months Ended March 31, 2016		Three Months Ended March 31, 2015
	Reported	Adjusted (3)	Reported	Adjusted (3)
Gross profit (1)	$38.4	$37.9	$41.2	$41.0
General and administrative expenses (1)	$24.6	$22.3	$25.7	$23.8
EBITDA (1),(3)	$13.2	$15.0	$15.1	$16.7
Net income attributable to SP Plus (1)	$0.0	$2.2	$1.3	$2.9
Earnings per share (EPS) (1)	$0.00	$0.10	$0.06	$0.13
Free cash flow (2),(3)	$3.4	$3.6	$(11.8)	$(11.5)

(1) Adjusted gross profit, adjusted general and administrative expenses, adjusted earnings before interest, income taxes, depreciation and amortization (adjusted "EBITDA"), adjusted net income attributable to SP Plus and adjusted earnings per share (adjusted "EPS") are all non-GAAP financial measures that exclude, among other things, (a) restructuring, merger and integration costs, (b) non-routine asset sales or dispositions, (c) non-routine settlements, (d) ongoing costs related to non-routine structural and other repairs at legacy Central Parking lease locations, (e) our equity method earnings in Parkmobile, and (f) the historical financial results of the security business (primarily operating in the Southern California market) sold in August 2015.    Please refer to the accompanying financial tables for a reconciliation of these adjusted items.

(2) Adjusted free cash flow, a non-GAAP measure, excludes cash used for non-routine structural and other repairs at legacy Central Parking lease locations.

(3) Refer to accompanying financial tables for a reconciliation of all non-GAAP financial measures.

First Quarter Operating Results

Reported gross profit in the first quarter of 2016 was $38.4 million, compared to $41.2 million in the first quarter of 2015, a decrease of $2.8 million or 7%.  On an adjusted basis, first quarter adjusted gross profit decreased $3.1 million or 7% as compared to the same period of 2015.  The main drivers of the year-over-year decrease were the non-recurrence of a favorable change in casualty loss reserve estimates for prior years that benefitted the first quarter of last year by $0.8 million, increased health benefit costs and the impact of the loss of a few airport locations in the second half of 2015.

Reported general and administrative (G&A) expenses for the first quarter of 2016 were $24.6 million as compared to reported G&A of $25.7 million in the first quarter of 2015, a decrease of $1.1 million or 4%.  First quarter 2016 adjusted G&A expenses were $22.3 million, a decrease of $1.5 million or 6% from the first quarter of 2015, driven primarily by reductions in compensation and related costs.

Resulting adjusted EBITDA was $15.0 million for the first quarter of 2016, as compared with $16.7 million on the same basis for the first quarter of 2015.

Reported earnings per share for the first quarter of 2016 was $0.00 as compared to reported earnings per share of $0.06 for the first quarter of 2015.  Adjusted earnings per share was $0.10 for the first quarter of 2016, as compared with adjusted earnings per share of $0.13 for the first quarter of 2015.

The Company generated $3.6 million of adjusted free cash flow during the first quarter of 2016, as compared with a negative ($11.5) million during the first quarter of 2015.  The increase in free cash flow was largely due to timing of favorable changes in working capital, as well as lower cash tax payments and capital expenditures, and the receipt of proceeds from an asset sale and a contract termination.

Recent Developments

Recent new business and renewal activity include the following:

SP+ Municipal Services was awarded a multi-year contract to provide management services for on-street parking, off-street garages and lots, circulator shuttle, marketing services and parking consulting services for the City of Annapolis, Maryland.

SP+ Parking took over operations at The Landing in New York, New York, LaGuardia Airport’s closest off-site airport parking facility by both distance and travel time.   Over the next few months, SP+ Parking will increase the site’s capacity by over 50%, integrate state-of-the-art communications, access and revenue control systems as well as an entire fleet of new shuttle buses.

SP+ Facility Maintenance was awarded the contract to provide general maintenance and cleaning services at 11 parking facilities for Brookfield Properties in Houston, Texas.  These services represent an extension of the long-term partnership between Brookfield and SP+ in Houston.

SP+ Parking expanded its relationship with Howard Hughes Corporation with the award of a contract to provide valet parking services at the brand new The Westin at the Woodlands hotel in Woodlands, Texas.

SP+ Parking was selected as the exclusive provider of parking services for Toyota Park in Bridgeview, Illinois.  Located approximately 13 miles from downtown Chicago, Toyota Park is a multi-purpose sports and event complex that is home to the Chicago Fire Soccer Club and a venue for additional sporting events, headline concerts, festivals and other events.

SP+ Parking was awarded a two year extension by the City of Portland, Oregon to manage its eight downtown garages encompassing 3,400 spaces.  The automated facilities connect to the Company’s Remote Management Services Center, which provides live video and audio customer assistance during all hours of operation.

SP+ Municipal Services recently renewed its contract with the City of Evanston, Illinois to operate the City’s three public self-park facilities with 3,800 spaces.  As part of the new contract, SP+ will oversee installation of new state-of-the-art parking equipment that will fully automate all three facilities and allow for remote monitoring of operations.

SP+ Parking will continue its 20-year relationship with Columbia University Medical Center in New York, New York with the renewal of a multi-year contract to provide parking management services at four parking facilities for the hospital.

SP+ GAMEDAY, for the 12th consecutive year, managed the fan Park & Ride shuttle operation during the Daytona 500 at the Daytona International Speedway in Daytona, Florida.

SP+ GAMEDAY provided transportation management, traffic management, parking permit and access control, signage plans, and other logistics support on behalf of the NBA’s All-Star Weekend events in Toronto, Canada.

The Company recently terminated operations at a large Chicago hospital due to declining revenues resulting from competition generated by several newly constructed garages in the area.

2016 Outlook

For 2016, the Company affirms its full-year expectations of adjusted EBITDA in the range of $88 million to $93 million, an increase of 10% over adjusted 2015 at the mid-point; adjusted earnings per share in the range of $1.16 to $1.26, an increase of 23% over adjusted 2015 at the mid-point; and adjusted free cash flow in the range of $40 million to $46 million, an increase of 17% over adjusted 2015 at the mid-point.  Adjusted EBITDA and adjusted EPS will continue to exclude non-routine items including, but not limited to, restructuring costs, asset or business sales or dispositions, acquisitions, non-routine settlements, non-routine income tax items and ongoing costs related to non-routine structural and other repairs. Adjusted free cash flow will continue to exclude only cash used for non-routine structural and other repairs.

Conference Call

The Company's quarterly earnings conference call will be held at 10:00 a.m. (Central Time) on May 4, 2016, and will be available live and in replay to all analysts and investors through a webcast service. To listen to the live call, individuals are directed to the Company's Investor Relations page at http://ir.spplus.com at least 15 minutes early to register and download and install any necessary audio software. For those who cannot listen to the live broadcast, replays will be available shortly after the call on the SP Plus website and can be accessed for 30 days after the call.

About SP+

SP+ provides professional parking, ground transportation, facility maintenance, security, and event logistics services to property owners and managers in all markets of the real estate industry. The Company has approximately 22,000 employees and operates approximately 3,900 parking facilities with 2.0 million parking spaces in hundreds of cities across North America, including parking-related and shuttle bus operations serving more than 70 airports. USA Parking System, a wholly owned subsidiary, is one of the premier valet operators in the nation with more four and five diamond luxury properties, including hotels and resorts, than any other valet competitor. The Company’s ground transportation division transports approximately 40.2 million passengers each year; its facility maintenance division operates in dozens of U.S. cities; and it provides security services in several states. The Company also provides a wide range of event logistics services. For more information, visit www.spplus.com.

You should not construe the information on that website to be a part of this release. SP Plus Corporation’s annual reports filed on Form 10-K, its quarterly reports on Form 10-Q, and its current reports on Form 8-K are available on the Internet at www.sec.gov and can also be accessed through the Investor Relations section of the Company's website.

Cautionary Note Regarding Forward-Looking Statements

This release and the attached tables contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, including the statements under the caption "2016 Outlook," and other statements regarding expectations, beliefs, plans, intentions and strategies of the Company. The Company has tried to identify these statements by using words such as "expect," "anticipate," "believe," "could," "should," "estimate," "intend," "may," "plan," "guidance," "will," “are to be” and similar terms and phrases, but such words, terms and phrases are not the exclusive means of identifying such statements. These forward-looking statements are made based on management's expectations and beliefs concerning future events affecting the Company and are subject to uncertainties and factors relating to operations and the business environment, all of which are difficult to predict and many of which are beyond management's control. Actual results, performance and achievements could differ materially from those expressed in, or implied by, these forward-looking statements due to a variety of risks, uncertainties and other factors, including, but not limited to, the following: adverse litigation judgments or settlements, including a dispute with Central’s former stockholders; intense competition and potential changes to consumer behavior; risks associated with management contracts and leases; deterioration of general economic and business conditions or changes in demographic trends; goodwill impairment charges or impairment of long-lived assets; information technology disruption, cyber attacks, cyber terrorism and security breaches; breach of credit facility terms, which may restrict borrowing, require penalty payments or accelerate payment of the Company’s substantial indebtedness; the impact of public and private regulations; financial difficulties or bankruptcy of major clients; insurance losses that are worse than expected or adverse events not covered by insurance; labor disputes; failure to attract and retain senior management and other qualified personnel; negative or unexpected tax events; risks associated with joint ventures; extraordinary events affecting parking at facilities that the Company manages, including emergency safety measures, military or terrorist attacks, and natural disasters; adverse weather conditions that reduce gross profit; risks related to the Company’s acquisition strategy; goodwill impairment charges or impairment of long-lived assets; the risk that state and municipal government clients sell or enter into long-term leases of parking-related assets to competitors or clients of our competitors; availability, terms and deployment of capital; the Company's ability to obtain performance bonds on acceptable terms; and the impact of Federal health care reform.

For a detailed discussion of factors that could affect the Company's future operating results, please see the Company's filings with the Securities and Exchange Commission, including the disclosures under "Risk Factors" in those filings. Except as expressly required by the federal securities laws, the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, changed circumstances or future events or for any other reason.

Use of Non-GAAP Financial Measures

To supplement its consolidated financial statements presented in accordance with GAAP, the Company considers certain financial measures that are not prepared in accordance with GAAP, including gross profit plus costs incurred related to non-routine structural and other repairs at legacy Central Parking leases and less gross profit impact related to asset sales or dispositions (also referred to as adjusted gross profit); general and administrative expenses less restructuring, merger and integration related costs, costs related to asset sales or dispositions, non-routine settlements, and costs incurred related to the Parkmobile and other contemplated transactions (also referred to as adjusted G&A); net income and net income per share attributable to SP Plus plus costs incurred related to non-routine structural and other repairs at legacy Central Parking leases, restructuring, merger and integration related costs, net income impact related to asset sales or dispositions, non-routine settlements, costs incurred related to the Parkmobile and other contemplated transactions, and costs incurred in connection with the amendment to the senior credit agreement (adjustments were tax affected at a statutory tax rate of 41% for the first quarter of 2016 and 42% for the first quarter of 2015), and eliminating non-routine tax adjustments (also referred to as adjusted net income attributable to SP Plus and adjusted EPS); EBITDA and EBITDA plus costs incurred related to non-routine structural and other repairs at legacy Central Parking leases, restructuring, merger and integration related costs, non-routine settlements, and costs incurred related to the Parkmobile and other contemplated transactions less EBITDA impact related to asset sales or dispositions (also referred to as adjusted EBITDA); and free cash flow and free cash flow plus cash used for non-routine structural and other repairs at legacy Central Parking leases (also referred to as adjusted free cash flow).  Based on the timing of asset sales and/or dispositions, previously reported adjusted non-GAAP measures have been revised (and may be further revised) to provide a presentation consistent with how management evaluates such performance and consistent with the performance guidance provided previously by the Company.

The Company uses these non-GAAP financial measures, in addition to GAAP financial measures, to evaluate its operating and financial performance and to compare such performance to that of prior periods and to the performance of its competitors. Additionally, the Company uses these non-GAAP financial measures in making operational and financial decisions and in the Company’s budgeting and planning process. The Company believes that providing these non-GAAP financial measures to investors helps investors evaluate the Company’s operating performance, profitability and business trends in a way that is consistent with how management evaluates such performance and consistent with guidance previously provided by the Company. Adjusted gross profit, adjusted G&A, adjusted net income attributable to SP Plus, adjusted EPS, EBITDA and adjusted EBITDA, and free cash flow and adjusted free cash flow should not be considered as alternatives to, or more meaningful indicators of the Company's operating performance or liquidity than, gross profit, G&A, net income, EPS or net cash provided by operating activities, as determined in accordance with GAAP. In addition, the Company's calculation of such non-GAAP measures may not be comparable to similarly titled measures presented by other companies.

EBITDA is a non-GAAP financial measure that represents GAAP net income attributable to the Company before (i) interest expense net of interest income, (ii) provision for income taxes, (iii) depreciation and amortization, (iv) gain on sale of a business or contribution of a business to an unconsolidated entity, and (v) equity in the gains or losses from investment in an unconsolidated entity.  Adjusted EBITDA further adjusts EBITDA by adding costs incurred related to non-routine structural and other repairs at legacy Central Parking leases, restructuring, merger and integration related costs, non-routine settlements, and costs incurred related to the Parkmobile and other contemplated transactions and subtracting gross profit and G&A impacts related to asset sales or dispositions.

The Company defines free cash flow as net cash from operating activities, less cash used for investing activities (exclusive of acquisitions and net proceeds from the sale of businesses), less distribution to noncontrolling interest, plus the effect of exchange rate changes on cash and cash equivalents. Adjusted free cash flow also excludes the cash used for non-routine structural and other repairs at legacy Central Parking leases.  The Company believes that the presentation of free cash flow and adjusted free cash flow provides useful information regarding its recurring cash provided by operating activities after certain expenditures. It also demonstrates the Company's ability to execute its financial strategy. The Company's presentations of free cash flow and adjusted free cash flow have material limitations. The Company's free cash flow and adjusted free cash flow do not represent its cash flow available for discretionary expenditures because it excludes certain expenditures that are required or to which the Company has committed, such as debt service requirements. The Company's definition of free cash flow and adjusted free cash flow may not be comparable to similarly titled measures presented by other companies.

For reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures, see the accompanying tables to this release.

SP Plus Corporation
Condensed Consolidated Balance Sheets
(millions, except for share and per share data)	March 31, 2016	December 31, 2015
	(unaudited)
Assets
Cash and cash equivalents	$30.8	$18.7
Notes and accounts receivable, net	106.6	105.1
Prepaid expenses and other	22.5	13.9
Deferred taxes	12.3	12.3
Total current assets	172.2	150.0
Leasehold improvements, equipment, land and construction in progress, net	32.4	34.6
Other assets
Advances and deposits	4.4	5.0
Other intangible assets, net	72.1	75.9
Favorable acquired lease contracts, net	35.9	38.1
Equity investments in unconsolidated entities	18.8	19.0
Other assets, net	18.4	18.3
Cost of contracts, net	10.6	11.9
Goodwill	431.5	431.3
Total other assets	591.7	599.5
Total assets	$796.3	$784.1
Liabilities and stockholders’ equity
Accounts payable	$100.1	$95.1
Accrued rent	21.9	22.9
Compensation and payroll withholdings	22.3	21.0
Property, payroll and other taxes	7.7	8.6
Accrued insurance	19.9	19.4
Accrued expenses	25.3	25.4
Current portion of obligations under Restated Credit Facility and other long-term borrowings	16.5	15.2
Total current liabilities	213.7	207.6
Deferred taxes	—	—
Long-term borrowings, excluding current portion
Obligations under Restated Credit Facility	217.4	209.4
Other long-term borrowings	0.4	0.5
	217.8	209.9
Unfavorable acquired lease contracts, net	47.7	50.3
Other long-term liabilities	67.5	66.2
Total noncurrent liabilities	333.0	326.4
Stockholders’ equity
Preferred Stock, par value $0.01 per share; 5,000,000 shares authorized as of March 31, 2016 and December 31, 2015; no shares issued	—	—
Common stock, par value $0.001 per share; 50,000,000 shares authorized as of March 31, 2016 and December 31, 2015; 22,328,578 shares issued and outstanding as of March 31, 2016 and December 31, 2015	—	—
Additional paid-in capital	248.4	247.9
Accumulated other comprehensive loss	(1.2)	(1.1)
Retained earnings	2.8	2.8
Total SP Plus Corporation stockholders’ equity	250.0	249.6
Noncontrolling interest	(0.4)	0.5
Total stockholders’ equity	249.6	250.1
Total liabilities and stockholders’ equity	$796.3	$784.1

SP Plus Corporation
Condensed Consolidated Statements of Income
	Three Months Ended
(millions, except for share and per share data) (unaudited)	March 31, 2016	March 31, 2015
Parking services revenue
Lease contracts	$138.5	$135.8
Management contracts	91.2	94.1
	229.7	229.9
Reimbursed management contract revenue	167.9	174.3
Total revenue	397.6	404.2
Cost of parking services
Lease contracts	130.6	128.7
Management contracts	60.7	60.0
	191.3	188.7
Reimbursed management contract expense	167.9	174.3
Total cost of parking services	359.2	363.0
Gross profit
Lease contracts	7.9	7.1
Management contracts	30.5	34.1
Total gross profit	38.4	41.2
General and administrative expenses	24.6	25.7
Depreciation and amortization	9.2	7.9
Operating income	4.6	7.6
Other expenses (income)
Interest expense	2.8	4.1
Interest income	(0.2)	(0.1)
Equity in losses from investment in unconsolidated entity	0.5	0.5
Total other expenses (income)	3.1	4.5
Earnings before income taxes	1.5	3.1
Income tax expense	0.9	1.3
Net income	0.6	1.8
Less: Net income attributable to noncontrolling interest	0.6	0.5
Net income attributable to SP Plus Corporation	$ —	$1.3
Common stock data
Net income per share
Basic	$ —	$0.06
Diluted	$ —	$0.06
Weighted average shares outstanding
Basic	22,328,578	22,127,725
Diluted	22,593,505	22,528,609

SP Plus Corporation
Condensed Consolidated Statements of Cash Flows
	Three Months Ended
(millions) (unaudited)	March 31, 2016	March 31, 2015
Operating activities
Net income	$0.6	$1.8
Adjustments to reconcile net income to net cash provided by (used in) operations:
Depreciation and amortization	9.4	8.0
Net (accretion) amortization of acquired lease contracts	(0.4)	(0.3)
(Gain) loss on sale of equipment	(0.6)	—
Amortization of debt issuance costs	0.2	0.3
Amortization of original discount on borrowings	0.1	0.8
Non-cash stock-based compensation	0.6	0.6
Provisions for losses on accounts receivable	0.1	0.1
Deferred income taxes	0.1	(0.5)
Changes in operating assets and liabilities
Notes and accounts receivable	(1.5)	(6.2)
Prepaid assets	(9.8)	5.6
Other assets	0.3	0.9
Accounts payable	5.0	(4.7)
Accrued liabilities	0.7	(12.5)
Net cash provided by (used in) operating activities	4.8	(6.1)
Investing activities
Purchase of leasehold improvements and equipment	(2.5)	(2.7)
Proceeds from sale of equipment and contract terminations	2.8	—
Cost of contracts purchased	(0.3)	(2.4)
Net cash used in investing activities	—	(5.1)
Financing activities
Payments on senior credit facility revolver (Senior Credit Facility and Restated Credit Facility)	(68.6)	(116.6)
Proceeds from senior credit facility revolver (Senior Credit Facility and Restated Credit Facility)	81.3	123.7
Proceeds from term loan (Restated Credit Facility)	—	10.4
Payments on term loan (Senior Credit Facility and Restated Credit Facility)	(3.8)	(3.8)
Payments on other long-term borrowings	(0.1)	(0.1)
Distribution to noncontrolling interest	(1.5)	(0.5)
Payments of debt issuance costs and original discount on borrowings	(0.1)	(1.2)
Net cash provided by financing activities	7.2	11.9
Effect of exchange rate changes on cash and cash equivalents	0.1	(0.2)
Increase in cash and cash equivalents	12.1	0.5
Cash and cash equivalents at beginning of year	18.7	18.2
Cash and cash equivalents at end of period	$30.8	$18.7
Supplemental disclosures
Cash paid during the period for
Interest	$2.4	$3.3
Income taxes, net	$0.4	$4.7

SP Plus Corporation
Supplemental Financial Information - Reconciliation of Adjusted Gross Profit, Adjusted G&A, Adjusted Net Income, and Adjusted Net Income Per Share
(millions, except for share and per share data) (unaudited)
	Three months ended
	March 31, 2016	March 31, 2015
Gross profit
Gross profit, as reported	$38.4	$41.2
Add: Non-routine structural and other repairs	0.1	0.1
Subtract: Gross profit related to asset sales or dispositions	(0.6)	(0.3)
Adjusted gross profit	$37.9	$41.0

General and administrative expenses
General and administrative expenses, as reported	$24.6	$25.7
Subtract: Restructuring, merger and integration costs and non-routine settlements	(2.3)	(1.5)
Subtract: G&A related to asset sales or dispositions	-	(0.3)
Other (rounding)	-	(0.1)
Adjusted G&A	$22.3	$23.8

Net income attributable to SP Plus
Net income attributable to SP Plus, as reported	$0.0	$1.3
Add: Non-routine structural and other repairs, after tax	0.1	0.1
Add: Restructuring, merger and integration costs and non-routine settlements, after tax	2.0	0.9
Add (Subtract): Net income related to asset sales or dispositions	(0.1)	0.3
Add: Writeoff of debt issuance costs and original discount on borrowings, after tax	-	0.3
Add: Non-routine income tax	0.2	-
Adjusted net income attributable to SP Plus	$2.2	$2.9

Net income per share, as reported
Basic	$0.00	$0.06
Diluted	$0.00	$0.06

Adjusted net income per share
Basic	$0.10	$0.13
Diluted	$0.10	$0.13

Weighted average shares outstanding
Basic	22,328,578	22,127,725
Diluted	22,593,505	22,528,609

SP Plus Corporation
Supplemental Financial Information - Reconciliation of Net Income to EBITDA and Adjusted EBITDA
(millions) (unaudited)

	Three months ended
	March 31, 2016	March 31, 2015
Net income attributable to SP Plus, as reported	$0.0	$1.3
Add (subtract):
Income tax expense (benefit)	0.9	1.3
Interest expense, net	2.6	4.0
Equity in losses from investment in unconsolidated entity	0.5	0.5
Depreciation and amortization expense	9.2	7.9
Other (rounding)	-	0.1
Earnings before interest, taxes, depreciation and amortization (EBITDA)	$13.2	$15.1

Add: Non-routine structural and other repairs	0.1	0.1
Add: Restructuring, merger and integration costs and non-routine settlements	2.3	1.5
Subtract: EBITDA related to non-routine asset sales or dispositions	(0.6)	-
Adjusted EBITDA	$15.0	$16.7

SP Plus Corporation
Free Cash Flow
(millions) (unaudited)

	Three Months Ended
	March 31, 2016	March 31, 2015
Operating income	$4.6	$7.6
Depreciation and amortization	9.2	7.9
Net accretion of acquired lease contracts	(0.4)	(0.3)
Non-cash stock-based compensation	0.6	0.6
Income tax paid, net	(0.4)	(4.7)
Income attributable to noncontrolling interest	(0.6)	(0.5)
Change in operating assets and liabilities	(4.4)	(14.0)
Purchase of leaseholds, equipment and cost of contracts and contingent purchase payments	(2.8)	(5.1)
Cash interest paid	(2.4)	(3.3)
Free cash flow (1)	$3.4	$(11.8)
plus: Cash used for non-routine structural and other repairs	0.2	0.4
Other (rounding)	-	(0.1)
Adjusted free cash flow	$3.6	$(11.5)

(1) Reconciliation of Free Cash Flow to Consolidated Statements of Cash Flow
	Three Months Ended
	March 31, 2016	March 31, 2015
Net cash provided by operating activities	$4.8	$(6.1)
Net cash used in investing activities	-	(5.1)
Acquisitions and sale of business, net	-	-
Distribution to noncontrolling interest	(1.5)	(0.5)
Effect of exchange rate changes on cash and cash equivalents	0.1	(0.2)
Other (rounding)	-	0.1
Free cash flow	$3.4	$(11.8)

SP Plus Corporation
Location Count

	March 31, 2016	December 31, 2015	March 31, 2015
Leased facilities	706	713	768
Managed facilities (1)	3,187	3,161	3,289
Total facilities	3,893	3,874	4,057

(1) Adjusted to facilities related to the security business, primarily operating in the Southern California market, for March 31, 2015

Vance Johnston
(312) 521-8409
vjohnston@spplus.com

ICR/Rachel Schacter
(646) 277-1243
rachel.schacter@icrinc.com